APPENDIX IV-2

SERVICES & FEES

This Appendix IV-2, as amended, is part of the Fund Services Agreement (the "Agreement"), dated January 1, 2018, as amended, between Advisors Preferred Trust (the "Trust") and Gemini Fund Services, LLC ("GFS"). Set forth below are the Services elected by the Fund(s) identified on this along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

Fund Name                                                                                      Board Approval Date

Quantified Tactical Sectors Fund                                                   February 23, 2021

Funds with the same investment adviser (or sub-adviser) are collectively referred to as a "Fund Family."

SELECTED SERVICES and FEES

Certain identified information has been excluded from this exhibit because it is not materials and would likely cause competitive harm to the registrant if publicly disclosed.

[Fee Schedule Omitted]

1.	Additional Charges:

a.	Data De-Conversion Fee. Each fund shall pay a data de-conversion fee [amount omitted} upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund

b.	Reporting Modernization fees. Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from GFS:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka "IDC"]	$ [omitted]**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka "IDC"]	$[omitted]**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Equity Funds	$[omitted***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Fixed Income/Other non-Equity Funds	$[omitted]***
** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
*** For purposes hereof, "Equity Funds" shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV-2 to the Fund Services Agreement effective as of February 24, 2021.

ADVISORS PREFERRED TRUST By: /s/_____________________________ Catherine Ayers-Rigsby President	GEMINI FUND SERVICES, LLC By: /s/______________________________ Kevin Wolf Executive Vice President

The undersigned investment adviser (the "Adviser") hereby acknowledges and agrees to the terms of the Agreement. Adviser also agrees, as does Gemini Fund Services, LLC ("GFS"), to the following no-solicitation provision, for purposes of which the Adviser and GFS shall each be referred to as the "Company" and collectedly as the "Companies") and collectively as the "Companies":

(1)	The Companies expend substantial time and money, on an ongoing basis, to recruit and train their respective employees: (2) both Companies operate in a highly competitive marketplace and market their services throughout the United States, and (3) if either Company were to hire any employee of the other Company, the Companies whose employees was so hired may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for that employee. Accordingly, each Company agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of the other Company for so long as this Agreement is in effect and for a period of two (2) years after termination of this agreement, unless expressly agreed upon in writing by both Companies. In the event that his provision is breached by either Company, the breaching Company hereby agrees to pay damages to the non-breaching Company in the amount of two times the current annual salary of such employee or former employees. For purposes of this provision, "hire means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

ADVISORS PREFERRED, LLC By: /s/_____________________________ Catherine Ayers-Rigsby Chief Executive Officer	GEMINI FUND SERVICES, LLC By: /s/______________________________ Kevin Wolf Executive Vice President